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DTI Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges

                                                                    Exhibit 12.1


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
                                                                                                 Six Months Ended
                                                 Fiscal Year Ended June 30,                         December 31,
                                               1995             1996            1997            1996            1997
                                               ----             ----            ----            ----            ----

SELECTED HISTORICAL DATA
Earnings were calculated as follows:
Income (loss) before taxes                     (286,732)      (786,375)      (1,851,764)      (1,399,977)     (1,699,531)
Add:  Fixed charges                             204,784      1,672,114        1,454,130        1,264,941          25,811
Deduct:  Capitalized Interest                    (9,516)    (1,227,149)        (562,750)        (355,783)              0
                                              ---------     ----------       ----------       ----------      ----------
Earnings...................................     (91,464)      (341,410)        (960,384)        (490,819)     (1,673,720)
                                              =========     ==========       ==========       ==========      ==========

Fixed charges were calculated as follows:
Interest expense                                162,777        384,859           51,023           96,729               0
Portion of rentals attributable to interest      32,491         60,106           55,857           27,929          25,811
Loan commitment fees                                  0              0          784,500          784,500               0
Capitalized interest                              9,516      1,227,149          562,750          355,783               0
                                              ---------     ----------       ----------       ----------      ----------
Fixed charges..............................     204,784      1,672,114        1,454,130        1,264,941          25,811
                                              =========     ==========       ==========       ==========      ==========
Ratio fixed earnings to fixed charges            n/a            n/a             n/a               n/a

Deficiency                                      296,248      2,013,524        2,414,514        1,755,760       1,699,531
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